EXHIBIT 99.1

Innovation Pharmaceuticals Receives Data Supporting Brilacidin’s Direct Inhibition of SARS-CoV-2, the Novel Coronavirus Responsible for COVID-19

WAKEFIELD, MA – April 1, 2020 (GLOBE NEWSWIRE) Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, announced today it has received data supporting Brilacidin’s direct inhibition of SARS-CoV-2, the novel coronavirus responsible for COVID-19. The testing of Brilacidin was conducted by researchers at one of the U.S. Regional Biocontainment Laboratories (RBLs). Few compounds have shown activity against SARS-CoV-2, as summarized in the article linked below.

•	Andersen P, et al. “Discovery and Development of Safe-in-Man Broad-Spectrum Antiviral Agents.” Int J Infect Dis. 2020 Feb 17;93:268-276. doi: 10.1016/j.ijid.2020.02.018.
http://www.sciencedirect.com/science/article/pii/S120197122030076X http://ars.els-cdn.com/content/image/1-s2.0-S120197122030076X-gr5.jpg

VERO cells, a monkey kidney cell line commonly used to screen small molecule inhibitors of viruses, were used to test whether Brilacidin inhibits SARS-CoV-2. Cells were pretreated with Brilacidin at increasing concentrations (at 2 µM and at 10 µM) for two hours prior to the infection. Cells treated with the vehicle alone (Dimethyl sulfoxide or DMSO) were maintained alongside, as controls. At 16 hours post-infection (16hpi), researchers observed a dose-dependent reduction in the SARS-CoV-2 infectious viral titers from the Brilacidin treated cells as compared to the vehicle-alone control, as shown below. (The higher number of asterisks denote higher statistical significance compared to control.)

RBL Figure 1

The Company is reviewing data received yesterday and anticipates more data will be forthcoming. Following discussions with researchers at the RBL, the Company will provide additional information and insight into possible joint research plans going forward. It is management’s understanding that few compounds advance to this next stage of SARS-CoV-2 research.

In a broader context, demonstration of Brilacidin’s direct antiviral activity against the SARS-CoV-2 virus supports the drug’s unique 3-in-1 therapeutic potential—antiviral, anti-inflammatory, antimicrobial—to treat COVID-19 and its associated complications. Additional data, based on successfully completed Phase 2 clinical studies in other clinical indications, using various modes of administration, show Brilacidin’s ability to inhibit interleukin-6 (IL-6) and other pro-inflammatory cytokines and chemokines, identified as central drivers in the worsening prognoses of COVID-19 patients. Brilacidin’s robust antimicrobial properties might also help fight secondary bacterial infections, which can co-present in patients with COVID-19.

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About Brilacidin and COVID-19

The coronavirus (COVID-19) outbreak poses a significant life-threatening and economic risk throughout the world. Over 855,000 cases have been diagnosed in at least 180 countries, resulting in over 42,000 reported deaths, including 187,000 cases and over 3,800 fatalities in the U.S. There are no effective approved therapies to treat COVID-19. Brilacidin is one of the few drugs targeting COVID-19 that has been tested in human trials for other clinical indications, providing an established safety and efficacy profile, thereby potentially enabling it to rapidly help address the emerging worldwide coronavirus crisis, developed both as a drug and as a vaccine.

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About Innovation Pharmaceuticals

Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin as an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. The Company plans to advance Brilacidin oral rinse into Phase 3 development, subject to available financial resources. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS). Brilacidin for UP/UPS was licensed to Alfasigma S.p.A. in July 2019. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infection. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations and has successfully completed a Phase 2 trial in Ovarian Cancer. More information is available on the Company website at www.IPharmInc.com.

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Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning the future execution of a definitive agreement with a global pharmaceutical company and the anticipated terms thereof, our future drug development plans, other statements regarding future product developments, and markets, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock under securities purchase agreements; the fact that the Company’s licensee(s) may not successfully complete pre-clinical or clinical testing and the Company will not receive milestone payments, or the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals Inc.

Leo Ehrlich

info@ipharminc.com

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